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                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Western Bancorp:

We consent to the incorporation by reference in Western Bancorp's registration statements on Form S-3 (No. 333-53635) and Form S-8 (No. 333-28633, No. 333-44609, No. 333-70495, No. 333-70497, No. 333-70441) of our
report dated June 25, 1999, relating to the statement of net assets available for plan benefits of Western Bancorp 401(k) Plan as of December 31, 1998 and the related statement of changes in net assets available for plan benefits for the year then ended and all related schedules, which report appears in the December 31, 1998, annual report on Form 11-K of Western Bancorp.

                                                KPMG LLP


Los Angeles, California
June 28, 1999